UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934

Date of Report (date of earliest event reported) August 19, 2003

CIPHER HOLDING CORPORATION
(Exact name of Registrant as specified in Charter)

(formerly known as)
MOMENTUM HOLDINGS CORPORATION

DelawareNo.	0-23873	13-4099008
(State or other jurisdiction	(Commission File Number)	(IRS EmployerIdentification No.)
of incorporation or organization)

477 Madison Avenue, New York, New York   10022
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: 212-308-8700

Item 5.01 Changes in Control of Registrant.

On August 19, 2003, Momentum Holdings Corporation (the “Company”), Midwest Merger Management, LLC, a Kentucky limited liability company and Brentwood Capital Corp., a New York corporation (collectively, the “Selling Shareholders”), consummated the terms of a Stock Purchase Agreement (the “Agreement”) with Cipher Multimedia, Inc., a privately-owned, Illinois corporation (“Cipher”). Pursuant to the terms of the Agreement, Cipher purchased an aggregate of 1,900,000 shares of the 2,100,011 issued and outstanding shares of the Company’s common stock, par value $.001 per share, from the Selling Shareholders for the purchase price of $275,000 of cash and debt. Cipher delivered the sum of One Hundred Fifty Thousand Dollars ($150,000) by wire transfer and executed a promissory note in the amount of Sixty Thousand Dollars ($60,000) due on September 6, 2003 and a second promissory note in the amount of Sixty-Five Thousand Dollars ($65,000) due on December 5, 2003.

Item 5.02 Resignation of Registrant’s Directors

Also on August 19, 2003, Anthony R. Russo and Danny L. Pixler resigned as the sole officers and directors of the Company. Patrick Rooney was elected as the Company’s President and Chairman of the Board of Directors and Corey Conn was elected as the Company’s Chief Financial Officer, Secretary and Director.

Item 7(c) Exhibits

99.1	Stock Purchase Agreement dated August 7, 2003 *
99.2	Promissory Note in the amount of $60,000 *
99.3	Promissory Note in the amount of $65,000 *
99.4	Financial Statements of Cipher Multimedia, Inc. for the Seven Months ended July 30, 2003
99.5	Financial Statements of Cipher Multimedia, Inc. for the period from September 13, 2002 to December 31, 2002

* Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Momentum Holdings Corporation
Dated: July 5, 2005	by: /s/ Patrick Rooney
Name: Patrick Rooney
Title: President and Director